PRESS RELEASE

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Threshold Pharmaceuticals

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Announces Early Clinical Data for Combining TH-302 with Antiangiogenic Agents in Advanced Solid Tumors

─ Clinical data on TH-302 combinations with Votrient® (pazopanib) and Sutent® (sunitinib) as well as preclinical data on TH-302 combination with Abraxane® (nab-paclitaxel) to be presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics ─

SOUTH SAN FRANCISCO, CA – October 21, 2013 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced early clinical data from two single-arm, open-label Phase 1 trials evaluating TH-302, an investigational, hypoxia-targeted drug, in combination with antiangiogenic agents for the treatment of advanced solid tumors. New data from an investigator-sponsored trial (Study 4001) in patients with advanced solid tumors showed that combination treatment with TH-302 plus Votrient® (pazopanib) achieved a clinical benefit rate of 76% (partial response rate of 12% plus stable disease rate of 64%). Updated data from a company-sponsored trial (Study 410) in patients with renal cell carcinoma (RCC) and gastrointestinal stromal tumors (GIST) showed partial responses to treatment with TH-302 plus Sutent® (sunitinib). Detailed results for Studies 410 and 4001 will be presented this Monday and Tuesday, respectively, at the 2013 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston, Massachusetts (Abstracts #B77 and #C61, respectively).

“While antiangiogenics have proven to be an important new class of targeted cancer therapy, essentially all tumors eventually become resistant to these treatments. Novel therapeutic approaches that address treatment resistance are greatly needed," said Herbert I. Hurwitz, MD, Professor of Medicine at Duke Cancer Institute and principal investigator of Study 4001. "Co-targeting tumor angiogenesis and tumor hypoxia, which is believed to be a key driver of treatment resistance, is one approach to potentially prevent or reverse this mechanism of resistance. These early clinical data combining pazopanib and TH-302 in refractory cancers demonstrate preliminary signals of activity that warrant further investigation."

The combination study with TH-302 plus pazopanib was conducted in 30 patients with a variety of solid tumors for whom standard therapy or palliative measures were nonexistent or no longer effective. The clinical benefit rate was 76% (n=25 evaluable patients) with three patients with partial responses (12%) and 16 patients with stable disease (64%). The partial responses were observed in patients with neuroendocrine cancer, ovarian cancer, and chondrosarcoma.

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Treatment-related grade 3 hematological adverse events were reported for neutropenia (7%), thrombocytopenia (7%), and anemia (13%). Treatment-related, grade ≥ 2 nonhematologic adverse events included vomiting/nausea/diarrhea (7% grade 3), mucositis (7% grade 3), hand foot syndrome (all grade 2), and hypertension (all grade 2). No grade 4 adverse events have been reported. The study has completed enrollment and treatment is ongoing.

In addition, updated preliminary results from the combination study with TH-302 plus sunitinib (n=12) showed that partial responses were achieved by one of four (25%) evaluable GIST patients (confirmed) and three of eight (37.5%) evaluable RCC patients (one confirmed). All four patients with partial responses had received prior sunitinib. Grade 3 thrombocytopenia and neutropenia were reported in 3 (25%) and 4 (33%) patients, respectively; grade 4 neutropenia was reported in one patient (8%). Fatigue, nausea, and vomiting were the most common nonhematologic adverse events occurring in 83%, 75%, and 67% of patients, respectively. All cases were grade 1 or 2 except for one report of grade 3 nausea.

Preclinical Data on TH-302 in Pancreatic Cancer Also to be Presented at Meeting

Preclinical data on the combination of TH-302 with Gemzar® (gemcitabine) and Abraxane® (nab-paclitaxel) in models of pancreatic cancer will be presented at the meeting on Tuesday October 22 (Abstract #C287) showing in xenograft models greater anti-tumor activity associated with the “triplet” (TH-302 plus gemcitabine plus nab-paclitaxel) compared with that of the doublet (gemcitabine plus nab-paclitaxel), and without additive hematological toxicity or peripheral neuropathy.

About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma (STS), and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (MAESTRO). Both Phase 3 trials are being conducted under Special Protocol Agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS. TH-302 is also being investigated in hematological malignancies and in combination with other therapies in a variety of solid tumors.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

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Abstracts for the 2013 AACR-NCI-EORTC Meeting Available Online

Abstracts are available on the 2013 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics Online Proceedings and Itinerary Planner Web page, which can be accessed at http://www.abstractsonline.com/plan/start.aspx?mkey=%7B18FA2242%2DFD0D%2D4689%2D82A0%2DE4D68AC8A74A%7D.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 in combination with antiangiogenic agents and ongoing clinical trials of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, whether early trial results will be confirmed in subsequent larger trials, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on August 1, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.